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                                                                  EXHIBIT 10.81


April 13, 1999




Joseph F. Furlong
President & CEO
American HomePatient, Inc.
5200 Maryland Way
Suite 400
Brentwood, TN 37027-5018

VIA FACSIMILE

Dear Joseph:

This letter will confirm our conversation concerning the engagement of The Recovery Group, Inc.'s ("TRG") services by American Home Patient (the "Company").

You shall, by executing this letter of agreement, engage TRG for the purposes of providing business advice and consultation to you regarding the Company's current financial issues and the development of strategies appropriate to the shareholders' interests. We will also work with you toward the implementation of whatever strategies are most appropriate to achieve shareholders' interest. Our focus will include, but not be limited to, the following areas:

         - financial and operational analysis of the current and potential profitability, ongoing cash requirements, profit center contributions and break even levels;

         - assistance to you in relationships and communications with the Company's lenders and creditors;

         - review and analysis of the Company's existing business plan and turnaround strategy;

         - review and assess the Company's existing 13-week cash flow projection and weekly variance reporting for the purpose of making recommendations regarding short term liquidating issues;



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         -     analysis of your branch, product line, and joint venture
               operating strategies and cost structures with the intent of assessing potential for further rationalization of the business model and improvement of operating leverage and cash flow;

         -     review and analysis of the Company's G&A;

         - review and assessment of management's plans to improve current asset performance, particularly with respect to intake processing, billing, collection and denial recovery;

         - development and analysis of alternative financing and/or debt restructuring strategies;

         - analysis of potential divestiture strategies with respect to their potential effect on enterprise value and debt reduction;

         -     review and analysis of the Company's capital expenses;

         - assistance to you in the development of "pulse" reporting processes for management directors and lenders;

         - review and assessment of the Company's 12-month financial projections and business plan reflecting the decision made by management concerning product lines, operating strategies, cost structure, asset performance as well as other issues which may impact EITDA and cash flow, and

         - development of a detailed action plan for the implementation of the business plan which is ultimately approved by management and the Company's board.

In the most general sense, TRG will work with management on the development of strategies and action plans which will have significant impact on enterprise value and debt service coverage within time frames which will engender the support of your board and lenders.

To the extent possible TRG will use source data and analyses developed by the Company, or other professionals currently or previously employed by the Company to accomplish our objectives. This, of course, will be coordinated with senior management.

The one area specifically excluded from our work is analyses of the achievability of the Company sales projections. We will depend largely on sales and marketing information provided to us by the Company.

It is mutually understood and agreed that all source data required for the above analysis will be made available to TRG from the books and records of the Company or from whatever other sources which may be available to you. TRG will rely on the accuracy, completeness and veracity of all




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information provided by the Company. TRG in turn agrees that all information made available to it by and about the Company, its business operations, personnel and finances will be treated confidentially and no such information which is not available to the public will be passed along to any persons not in the employ of either the Company or TRG or used by TRG or any of its employees, agents or representatives for any purpose other than the performance of TRG's obligations hereunder. It is mutually understood that TRG is authorized to respond to requests for information from and to otherwise discuss the Company's financial affairs with its directors and principal lenders, with or without the Company's presence.

TRG's professional fees for the above services will be at the rate of $75-330 an hour depending on the staff member assigned to the project. From time to time, our hourly rates change. Such changes will be implemented in your weekly invoices following their effective date.

The Company will be billed for all out-of-pocket expenses reasonably incurred by TRG in the performance of its obligations under this agreement. Such expenses shall include travel, meals and lodging, delivery services, etc. In addition, the Company will be billed an administrative fee of 4.5% of professional fees. This fee covers variable administrative expenses (e.g. telephone, computer services, copying, etc.).

All professional fees and expenses will be billed to you weekly and are payable weekly. There will be a $25,000 retainer paid to TRG at the execution of this contract. This retainer will be held by TRG and applied to TRG's final bill for fees and expenses hereunder. The unused portion of the retainer, if any, will be refunded to the Company promptly following the payment of TRG's final bill.

If during the course of this agreement, the Company asks TRG to seek and secure new financing sources, restructure its existing debt, or find merger partners and/or buyers for the Company's assets, each and every transaction will warrant a success fee due to TRG of two-tenths of one percent (0.002%) of the value of the transaction. These fees will be payable in cash at the closing of said transaction and will be in addition to our hourly fee described above.

The Company agrees to fully indemnity and hold harmless TRG, its officers, directors, agents and employees from any liabilities arising out of or related to this engagement except those which are directly or indirectly attributable to the willful misconduct or illegal acts of TRG or its officers, directors, employees, agents or representatives.

If the foregoing accurately sets forth the understanding between us, please so indicate by signing and returning the enclosed copy of this letter to me. By virtue of my signature below, TRG is committed to providing its best efforts in the areas discussed above.

However, you have the option to cancel this agreement at any time and for whatever reason upon written or oral notice to TRG.




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I very much appreciate the opportunity to present this agreement to you and look forward to working with you on this assignment.


Very truly yours,

/s/ Stephen S. Gray                                  Date:   4/13/99
--------------------------------------                    --------------------
THE RECOVERY GROUP
By:  Stephen S. Gray
     Managing Director



Agreed and accepted:



/s/ Joseph F. Furlong                           Date:  4/14/99
--------------------------------                     -------------------------
American HomePatient, Inc.
By: Joseph F. Furlong III
    President, CEO





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